Exhibit 10.1

ASTRONOVA, INC.

2018 EQUITY INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”) is made and entered into as of                                  (the “Grant Date”) by and between AstroNova, Inc. (the “Company”) and                                  (the “Grantee”).

WHEREAS, the Company has adopted the Company’s 2018 Equity Incentive Plan (the “Plan”) pursuant to which Awards of Restricted Stock Units may be granted; and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant the Award of Restricted Stock Units provided for herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.    Restricted Stock Units Awarded. Pursuant to Section 8 of the Plan, the Company hereby issues to the Grantee on the Grant Date an award consisting of, in the aggregate,                          Restricted Stock Units (the “Total RSUs”). Each Restricted Stock Unit (each, an “RSU” and, collectively, the “RSUs”) represents the right to receive one share of the Company’s common stock, $0.05 par value (the “Common Stock”), subject to the terms and conditions of the Agreement and the Plan.

2.    Definitions. Any capitalized terms and phrases used in this Agreement but not otherwise defined herein, shall have the respective meanings ascribed to them in the Plan. For purposes of this Agreement, the following capitalized terms shall have the following meanings:

“Determination Date” means, with respect to each Performance Year, the date on which the Committee certifies whether the Performance Goals for such Performance Year have been achieved.

“Performance Period” means                              through                             .

“Performance Year” means each fiscal year of the Company during the Performance Period.

“Retirement” shall mean the date that the Grantee incurs a “separation from service” within the meaning of Treasury Regulations, Section 1.409A-1(h)(1), provided that the Grantee has attained the age of sixty-five (65) years prior to such separation from service.

“Vested RSUs” means Earned RSUs that have vested in accordance with Sections 4 or 7 hereof.

3.    Determination of Earned RSUs.

(a)    RSUs shall become earned (“Earned RSUs”) based on the Committee’s certification of the achievement for each Performance Year of the performance goals (the “Performance Goals”) set forth in Exhibit A attached hereto and made a part hereof. The Committee may rely on others as the basis for its determination and certification, so long as such reliance is reasonable under the circumstances. The actual number of shares of RSUs which will be earned and vest may be less than the Total RSUs, or even zero. As soon as practicable following the Committee’s certification, the Company shall notify the Grantee of the Committee’s determination.

(b)    Forfeiture of Unearned RSUs. Except as set forth in Section 3(c) below, the Grantee must be providing Service until the Determination Date following a Performance Year to earn any RSUs for such Performance Year and any RSUs that have not been earned and vested as of the date of the cessation of the provision of Service by Grantee shall be canceled and forfeited. Any RSUs that are not, based on the Committee’s determination, earned by performance as of the end of the Performance Period (or deemed to be earned in connection with a Change in Control under Section 7 below), shall be canceled and forfeited.

(c)    Death, Disability or Retirement. Notwithstanding any other provision of this Agreement, in the event of the death, Disability (as defined in the Plan) or Retirement of the Grantee during the Performance Period (each, a “Termination Event”), then, except as set forth on Exhibit A:

(i)    if such Termination Event occurs during the first six (6) months of a Performance Year, any RSUs that have not been earned as of the date of the Termination Event shall be canceled and forfeited; and

(ii)    if such Termination Event occurs during the last six (6) months of a Performance Year, the Grantee shall be entitled to receive a pro rata portion of the Earned RSUs for such Performance Year that the Grantee would have been entitled to receive if the Grantee had remained employed until the Determination Date for such Performance Year, prorated to the date of the Termination Event; and

(iii)    if such Termination Event occurs after the end of a Performance Year but prior to the Determination Date for such Performance Year, the Grantee shall be entitled to receive the portion of the Earned RSUs for such Performance Year that the Grantee would have been entitled to receive under Section 3(a) if the Grantee had remained employed by the Company or a Subsidiary until the Determination Date for such Performance Year.

4.    Vesting of Earned RSUs.

(a)     Subject to Section 7 of this Agreement, the Grantee shall become vested in the right to receive the Earned RSUs in accordance with the schedule set forth in Exhibit A.

(b)    If the Grantee’s cessation of the provision of Services by reason of a Termination Event, then, except as set forth on Exhibit A, any unvested Earned RSUs (including any RSUs that are determined to be Earned RSUs following the Termination Event in accordance with Section 3(c) hereof) shall become vested as of the later of the date of such Termination Event or the Determination Date.

5.    Delivery of Stock Certificates.

(a)    As soon as practicable after the Vesting Date of any Earned RSUs, and consistent with Section 409A of the Code, the Company shall issue and deliver to the Grantee, or the Grantee’s beneficiary or estate as the case may be, Common Stock representing the number of shares of Common Stock equal to the number of Vested RSUs, shall be issued either (i) in certificate form or (ii) in book-entry or electronic form, registered in the name of the Grantee. All certificates representing Common Stock shall contain the legend(s) referenced in Section 6 hereof. The number of shares delivered shall be net of the number of shares withheld, if any, pursuant to Section 10. The Company shall not be required to deliver any fractional share of Common Stock, but will make a cash payment in lieu thereof equal to the Fair Market Value (determined as of the applicable Vesting Date) of the fractional share to which the Grantee or the Grantee’s beneficiary or estate, as the case may be, is entitled to hereunder. No payment will be required from the Grantee upon the issuance or delivery of shares of Common Stock except that any amount necessary to satisfy applicable federal, state or local tax requirements shall be withheld or paid promptly in accordance with Section 10.

(b)    If the Grantee is deemed a “specified employee” within the meaning of Section 409A of the Code, as determined by the Committee, at a time when the Grantee becomes eligible for settlement of the RSUs upon his “separation from service” within the meaning of Section 409A of the Code, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, such settlement will be delayed until the earlier of: (a) the date that is six months following the Grantee’s separation from service and (b) the Grantee’s death.

6.    Transfer Restrictions.

(a)    The Award granted hereunder to the Grantee may not be sold, assigned transferred, pledged or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise.

(b)    Except for authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Grantee as a result of the vesting of the RSU, as permitted by Section 10(b)(ii), the Grantee may not sell, transfer, pledge or otherwise encumber more than fifty percent (50%) of the Common Stock issued upon vesting of the RSUs unless and until the earlier of (a) the date on which the Grantee meets the ownership level of Common Stock specified for such Grantee in the Company’s stock ownership and retention guidelines, as the same may be amended from time to time in the discretion of the Board, and (b) the date on which the Grantee is no longer subject to the Company’s stock ownership and retention guidelines, as the same may be amended from time to time in the discretion of the Board. Any and all certificates representing shares of Common Stock issued hereunder shall have appropriate legends evidencing such transfer restrictions.

7.    Change In Control.

(a)    Notwithstanding anything herein to the contrary, in the event that a Change in Control (as defined in the Plan) occurs during the Performance Period, the number of Earned RSUs shall be calculated as set forth on Exhibit A.

(b)    Notwithstanding anything herein to the contrary, upon a Change in Control, any Earned RSUs (including RSUs deemed earned as provided in Sections 3(c) and Section 7(a) hereof), shall vest pursuant to Section 11.1(b) of the Plan.

8.     Rights as Shareholder. The Grantee shall not have any rights of a shareholder of the Company holding shares of Common Stock, unless and until the RSUs vest and are settled by the issuance of such shares of Common Stock. Notwithstanding the foregoing, with respect to any Vested RSUs, the Grantee shall have the right to participate in any dividend on the Common Stock that has a record date on or after the Vesting Date for such RSUs.

9.    Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the RSUs shall be adjusted as contemplated by Section 10.2 of the Plan.

10.    Tax Liability and Withholding.

(a)    The Grantee acknowledges and agrees that the Company and its Subsidiaries have the right to deduct from payments of any kind otherwise due to Grantee any federal, state or local taxes of any kind required by law to be withheld with respect to the grant of RSUs or vesting of Earned RSUs hereunder.

(b)    The Committee may permit the Grantee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

(i)	tendering a cash payment;

(i)	authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Grantee as a result of the vesting of Earned RSUs; provided, however, that the Fair Market Value of any shares of Common Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates (unless a higher withholding rate is permissible without adverse accounting consequences); or

(ii)	delivering to the Company previously owned and unencumbered shares of Common Stock.

Any shares of Common Stock withheld in accordance with this Section 10 shall be treated as if issued and sold by the Grantee when determining the share retention requirements applicable to the Grantee under the share ownership and/or retention requirements of this Agreement (including Section 6 hereof) and/ or guidelines of the Company.

(c)    Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the Company (i) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the RSUs or the subsequent sale of any shares; and (i) does not commit to structure the RSUs to reduce or eliminate the Grantee’s liability for Tax-Related Items.

11.    Acceptance by Grantee. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the RSUs subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the RSUs or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

12.    Notices. Any notice hereunder to the Company shall be addressed to it at its office, 600 East Greenwich Avenue, West Warwick, Rhode Island 02893, and any notice hereunder to the Grantee shall be addressed to the Grantee at the address reflected on the records of the Company, subject to the right of either party to designate at any time hereafter in writing some other address.

13.    Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.

14.    Clawback. The Common Stock received under this Agreement constitutes incentive compensation. The Grantee agrees that any Common Stock received with respect to this Agreement will also be subject to any clawback/forfeiture provisions required by any law, now or in the future, applicable to the Company, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and/or any applicable regulations or listing standards and/or policy adopted by the Company.

15.     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Grantee has executed this Agreement as of the day and year first above written.

ASTRONOVA, INC.

By:
Name:
Title:

Grantee

Exhibit A

1.	Performance Goals and Determination of Earned RSUs

2.	Effect of Termination Event

3.	Vesting Schedule

4.	Determination of Earned RSUs upon a Change of Control during the Performance Period

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